EXHIBIT 10.5
NEWELL RUBBERMAID INC.
DEFERRED COMPENSATION PLAN
Newell Rubbermaid Inc. hereby amends and restates, effective as of April 1, 2013 (the “Effective Date”), the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan (the “2008 Plan”) on the terms and conditions set forth.
The Plan provides certain eligible employees and directors with the opportunity to defer portions of their base salary, incentive compensation and director fees and to receive certain other retirement benefits via Company Contributions under this Plan, all in accordance with the provisions of the Plan. The Plan is adopted to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
The Plan shall govern deferrals of compensation and retirement benefits earned on and after January 1, 2008. The Plan shall also govern certain deferrals of compensation and retirement benefits that were previously maintained under the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan (the “Prior Plan”). Specifically, in order to comply with Section 409A of the Code, any “amounts deferred” (within the meaning of Section 409A of the Code) in taxable years beginning on or after January 1, 2005 and credited to either a retirement sub-account or an in-service sub-account under the Prior Plan, and any earnings thereon, shall be governed by the terms and conditions of the Plan, and it is intended that such amounts and any earnings thereon be subject to the application of Section 409A of the Code. Moreover, all amounts credited to a SERP cash sub-account under the Prior Plan (regardless of when credited), and any earnings thereon, shall be governed by the terms and conditions of the Plan, and it is intended that such amounts and any earnings thereon be subject to the application of Section 409A of the Code.
The Prior Plan will remain in effect and will govern certain deferrals of compensation earned prior to January 1, 2005. Specifically, any “amounts deferred” (within the meaning of Section 409A of the Code) in taxable years beginning before January 1, 2005 and credited to either a retirement sub-account or an in-service sub-account under the Prior Plan, and any earnings thereon, shall continue to be governed by the terms of the Prior Plan as in effect on October 3, 2004, and it is intended that such amounts and any earnings thereon be exempt from the application of Section 409A of the Code. Immediately prior to the January 1, 2008, the Prior Plan was frozen, and neither the Company, its affiliates, nor any individual were permitted to make any additional contributions or deferrals under the Prior Plan (other than earnings) on or after the January 1, 2008. Nothing contained herein is intended to materially enhance a benefit or right existing under the Prior Plan as of October 3, 2004 or add a new material benefit or right to such Prior Plan.
ARTICLE I
DEFINITIONS
For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:
“Account” means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to this Plan. The sum of each Participant’s Sub-Accounts, in the aggregate, shall constitute his Account. The Account and each and every Sub-Account shall be a

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bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.
“Affiliated Group” means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such teen shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.
“Assumed Amounts” has the meaning given to such term in Section 10.1(d).
“Base Salary” means the annual base rate of cash compensation payable by the Affiliated Group to a Participant during a calendar year, excluding Incentive Compensation, bonuses, commissions, severance payments, Company Contributions, qualified plan contributions or benefits, expense reimbursements, fringe benefits and all other payments, and prior to reduction for any deferrals under this Plan or any other plan of the Affiliated Groups under Sections 125 or 401(k) of the Code. For purposes of this Plan, Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.
“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire vested amount credited to his Account.
“Beneficiary Designation Form” means the form established from time to time by the Committee (in a paper or electronic format) that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.
“Board” means the Board of Directors of the Company.
“Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commencement Date” has the meaning given to such term in Section 2.3.
“Committee” means the committee appointed to administer the Plan. Unless and until otherwise specified, the Committee under the Plan shall be the Company’s Benefit Plans

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Administrative Committee (or its designee), as established by the Board by resolution dated October 1, 2004.
“Company” means Newell Rubbermaid Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Newell Rubbermaid Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.
“Company Contributions” has the meaning given to such term in Section 4.1.
“Company Contribution Sub-Account” means the bookkeeping Company Contribution Sub-Account maintained by the Committee on behalf of each Participant pursuant to Section 2.4.
“Deferral Election” means the Participant’s election on a form approved by the Committee to defer a portion of his Base Salary, Incentive Compensation or Director Fees in accordance with the provisions of Article III.
“Director” means any individual who is a member of the Board and who is not an employee of the Company or its Affiliated Group.
“Director Fees” means the annual cash retainer for Board and committee service, special assignment fees, meeting fees, committee chair or presiding director fees, and other cash amounts payable to a Participant for service to the Company as a Director.

“Eligible Employee” has the meaning given to such term in Section 2.1.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Incentive Compensation” means cash compensation payable pursuant to an incentive compensation or retention plan, including but not limited to an annual or long-term incentive compensation plan, whether such plan is now in effect or hereafter established by the Affiliated Group, which the Committee may designate from time to time.
“In-Service Sub-Account” means each bookkeeping In-Service Sub-Account maintained by the Committee on behalf of each Participant pursuant to Section 2.4.
“Matching Credit” means any Company Contribution designated by the Committee as a Matching Credit in accordance with Section 4.1(b).
“Newly Eligible Participant” means any Eligible Employee or Director who (i) has a Commencement Date after January 1, 2008, (ii) as of his Commencement Date, is not eligible to participate in an “aggregated plan”, and (iii) if he previously participated in the Plan or an “aggregated plan”, has either (A) received payments of all amounts previously deferred under the Plan and any “aggregated plan” as of the Commencement Date, and on or before the last payment was not eligible to continue participation in the Plan or any “aggregated plan” for periods after the last payment, or (B) regardless of whether he has received full payment of all amounts deferred under

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the Plan or an “aggregated plan”, ceased to be eligible to participate in the Plan and any “aggregated plan” (other than the accrual Of earnings) for a period of at least 24 consecutive months prior to his new Commencement Date. For purposes of this definition, an “aggregated plan” is any plan that is required to be aggregated with the Plan under Section 409A of the Code. For purposes of clarity, the portion of the Plan consisting of the right to defer Base Salary, Incentive Compensation and Director Fees shall be treated as separate and apart from, and shall not aggregated with, the portion of the Plan consisting of the right to receive credits of Company Contributions.
“Participant” means any Eligible Employee or Director who (i) at any time elected to defer the receipt of Base Salary, Incentive Compensation or Director Fees in accordance with the Plan or received a credit to his Account pursuant to Section 4.1, and (ii) in conjunction with his Beneficiary, has not received a complete payment of the vested amount credited to his Account. Moreover, any individual with respect to whom Assumed Amounts are credited hereunder shall automatically participate, and be a “Participant,” in the Plan with respect to such Assumed Amounts.
“Payment Election” means the Participant’s election on a form approved by the Committee that sets forth the form of payment of the Company Contribution Account as provided in Section 4.2.
“Performance-Based Compensation” means that portion of a Participant’s Incentive Compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a Performance Period of at least twelve (12) consecutive months, and which satisfies the requirements for “performance-based compensation” under Section 409A of the Code, including the requirement that the performance criteria be established in writing by not later than (i) ninety (90) days after the commencement of the period of service to which the criteria relates and (ii) the date the outcome ceases to be substantially uncertain. Where a portion of an amount of Incentive Compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under a designated incentive plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately by the Committee on the Deferral Election or is otherwise separately identifiable under the terms of the designated incentive plan, and the amount of each portion is determined independently of the other.
“Performance Period” means, with respect to any Incentive Compensation, the period of time during which such Incentive Compensation is earned.
“Plan” means this deferred compensation plan, which shall be known as the Newell Rubbermaid Inc. 2008 Deferred Compensation Plan.
“Post-2008 Participant” has the meaning given to such term in Section 4.2(d). “Prior Plan” means the Newell Rubbermaid Inc. 2002 Deferred Compensation Plan.
“Retirement Savings Credit” means any Company Contribution designated by the Committee as a Retirement Savings Credit in accordance with Section 4.1(b).
“Retirement Sub-Account” means the bookkeeping Retirement Sub-Account maintained by the Committee on behalf of each Participant pursuant to Section 2.4.

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“Separation from Service” means a termination of employment or service with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any member of the Affiliated Group to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.
“SERP Cash Account Credit” means any Company Contribution designated by the Committee as a SERP Cash Account Credit in accordance with Section 4.1(b).
“SERP Cash Account Transition Credit” means any Company Contribution designated by the Committee as a SERP Cash Account Credit in accordance with Section 4.1(e).
“Sub-Account” means each bookkeeping In-Service Sub-Account, Retirement Sub-Account and Company Contribution Sub-Account maintained by the Committee on behalf of each Participant pursuant to the Plan.
“Subsequent Payment Election” has the meaning given to such term in Section 6.1(c), “Unforeseeable Emergency” means an “unforeseeable emergency” as defined under Section 409A of the Code.
“Years of Credited Service” has the meaning provided in the Newell Rubbermaid Supplemental Executive Retirement Plan, unless otherwise determined by the Committee.
ARTICLE II
ELIGIBILITY; SUB-ACCOUNTS
2.1    Selection by Committee. Participation in the Plan is limited to (a) those employees of the Affiliated Group who are (i) expressly selected by the Board or the Committee (to the extent authorized by the Board), in its sole discretion, to participate in the Plan, and (ii) a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (the “Eligible Employees”), and (b) Directors. In lieu of expressly selecting Eligible Employees for Plan participation, the Board or the Committee (to the extent authorized by the Board) may establish eligibility criteria (consistent with the requirements of paragraph (a)(ii) of this Section) providing for participation of all Eligible Employees who satisfy such criteria. The Board or the Committee (to the extent authorized by the Board) may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.
2.2    Enrollment Requirements. As a condition to participation, each selected Eligible Employee and each Director shall complete, execute and return to the Committee a Deferral Election, Payment Election (if applicable) and Beneficiary Designation Form no later than the date or dates specified by the Committee. In addition, the Committee may establish

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from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.3    Commencement Date
(a)    Each Eligible Employee and each Director shall commence participation on the date designated by the Committee (the “Commencement Date”). If an Eligible Employee or Director has not satisfied the applicable enrollment requirements of Section 2.2 within thirty (30) days of his Commencement Date (or such earlier date as specified by the Committee), such individual’s Commencement Date shall instead be the first day of the calendar year next following the date that he or she satisfies such enrollment requirements. An Eligible Employee and Director shall have no right to defer Base Salary, Director Fees or Incentive Compensation under the Plan prior to his Commencement Date.
(b)    Any Eligible Employee as of January 1, 2008 with respect to whom Assumed Amounts are credited hereunder had a Commencement Date of January 1, 2008.
2.4    Sub-Accounts.
(a)    Establishment. The Committee shall establish and maintain separate Retirement Sub-Accounts, Company Contribution Sub-Accounts and one or more In-Service Sub-Accounts for each Participant. The Committee, in its sole discretion, shall specify the maximum number (including zero) of permitted In-Service Sub-Accounts for each Participant. Amounts credited to a Retirement Sub-Account and Company Contribution Sub-Account shall commence to be paid to a Participant or his Beneficiary following the Participant’s Separation from Service as provided in Article VI. Amounts credited to an In-Service Sub-Account shall commence to be paid in a year specified by the Participant as provided in Section 3.4(a) and Article VI below.
(b)    Adjustments.
(i)    A Participant’s Retirement Sub-Account and In-Service Sub-Account shall be credited with deferrals of Base Salary, Incentive Compensation or Director Fees in accordance with Article III. Base Salary, Incentive Compensation or Director Fees that a Participant elects to defer shall be treated as if it were set aside in the Retirement Sub-Account or, if applicable, one or more In-Service Sub-Accounts on the date the Base Salary, Incentive Compensation or Director Fees would otherwise have been paid to the Participant.
(ii)    A Participant’s Company Contribution Sub-Account shall be
credited with Company Contributions, if any, in accordance with Article IV. Company Contributions shall be treated as if they were set aside in the Company Contribution Sub-Account on the date specified by the Committee in its sole discretion.

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(iii)    A Participant’s Sub-Accounts shall be credited with gains, losses and earnings as provided in Article V and shall be debited for any payments made to the Participant as provided in Article VI.
2.5    Termination.
(a)    Deferrals. An individual’s right to defer Base Salary, Incentive Compensation and Director Fees shall cease with respect to the calendar year (or the Performance Period, as the case may be) following the calendar year (or the Performance Period, as the case may be) in which he ceases to be an Eligible Employee or Director, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he remains a Participant.
(b)    Company Contributions. An individual’s right to receive credits of Company Contributions shall cease on the date provided by the Committee in its sole discretion.
ARTICLE III
DEFERRAL ELECTIONS
3.1    New Participants.
(a)    Application. This Section 3.1 applies to each Eligible Employee or
Director who is a Newly Eligible Participant in the portion of the Plan relating to the right to defer Base Salary, Incentive Compensation and Director Fees and whose Commencement Date occurs after the first day of a calendar year but prior to September 1 of such calendar year (or such earlier or later date as specified by the Committee from time to time).
(b)    Deferral Election. An Eligible Employee described in Section 3.1(a) may elect to defer his Base Salary earned during such calendar year or his Incentive Compensation earned during a Performance Period that commences in such calendar year, and a Director described in Section 3.1(a) may elect to defer his Director Fees earned during such calendar year, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:
(i)    Timing; Irrevocability. The Deferral Election must be filed with the Committee by, and shall become irrevocable as of, the thirtieth (30th) day following the Participant’s Commencement Date (or such earlier date as specified by the Committee on the Deferral Election).
(ii)    Base Salary. The Deferral Election shall only apply to Base Salary earned during such calendar year beginning with the first payroll period that begins immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3 .1 (b)(i).
(iii)    Incentive Compensation. Where a Deferral Election is made in the first year of eligibility but after the commencement of a Performance Period, then, except as

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otherwise provided in Section 3.2 below, the Deferral Election shall only apply to that portion of Incentive Compensation earned for such Performance Period equal to the total amount of the Incentive Compensation earned during such Performance Period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) and ending on the last day of the Performance Period, and the denominator of which is the total number of days in the Performance Period.
(iv)    Director Fees. The Deferral Election shall only apply to Director Fees earned after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i).
3.2    Annual Deferral Elections. Unless Section 3.1 applies, each Eligible Employee may elect to defer Base Salary for a calendar year or his Incentive Compensation for a Performance Period, and each Director may elect to defer Director Fees, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:
(c)    Base Salary. The Deferral Election with respect to Base Salary must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Base Salary would otherwise be earned.
(d)    Incentive Compensation. The Deferral Election with respect to Incentive Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the first day of the Performance Period for which such Incentive Compensation would otherwise be earned.
(e)    Performance-Based Compensation.
(i)    Notwithstanding anything contained in this Section 3.2 to the contrary, and only to the extent permitted by the Committee, the Deferral Election with respect to Incentive Compensation that constitutes Performance-Based Compensation must be filed with the Committee by, and shall become irrevocable as of the date that is 6 months before the end of the applicable Performance Period (or such earlier date as specified by the Committee on the Deferral Election), provided that in no event may such Deferral Election be made after such Incentive Compensation has become “readily ascertainable” within the meaning of Section 409A of the Code.
(ii)    In order to make a Deferral Election under this Section 3.2(c), the Participant must perform services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date a Deferral Election becomes irrevocable under this Section 3.2(c).

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(iii)    A Deferral Election made under this Section 3.2(c) shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.
(iv)    To the extent permitted by the Committee, an Eligible Employee described in Section 3.1(a) shall be permitted to make a Deferral Election with respect to Performance-Based Compensation in accordance with this Section 3.2(c) provided that the Eligible Employee satisfies all of the other requirements of this Section.
(f)    Director Fees. The Deferral Election with respect to Director Fees must be filed with the Committee by, and shall become irrevocable as of December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Director Fees would otherwise be earned.
3.3    Amount Deferred. A Participant shall designate on the Deferral Election the portion of his Base Salary, Incentive Compensation or, if applicable, Director Fees that is to be deferred in accordance with this Article III. Unless otherwise determined by the Committee, a Participant may defer (in 1% increments) up to 50% of his Base Salary, up to 100% of his Director Fees and up to 100% of his Incentive Compensation for any Plan Year; provided, however, that the Participant shall not be permitted to defer less than 1% of each of his Base Salary, Director Fees or Incentive Compensation during any one calendar year or Performance Period, as the case may be, and any such attempted deferral shall not be effective.
3.4    Elections as to Time and Form of Payment
(c)    Time of Payment.
(v)    Allocation to Sub-Accounts. The Deferral Election shall contain the Participant’s allocation of deferrals of Base Salary, Incentive Compensation and/or Director Fees among a Retirement Sub-Account and, to the extent permitted by the Committee from time to time, one or more In-Service Sub-Accounts. A Participant may designate, on the first Deferral Election that he delivers to the Committee in which deferrals of Base Salary, Incentive Compensation or Director Fees are credited to an In-Service Sub-Account, the year in which payments will commence to be paid from that Sub-Account, which year must be at least two years after the year in which such Deferral Election becomes irrevocable. The year designated on that first Deferral Election will apply to all amounts credited to that In-Service Sub-Account under the Plan (including with respect to all subsequent calendar years) unless changed in accordance with the rules of Section 6.1(c). A Participant shall not be entitled to allocate deferrals of Base Salary, Incentive Compensation and/or Director Fees to the Company Contribution Sub-Account.
(vi)    Default. To the extent that a Participant does not designate the Sub-Account to which deferrals of Base Salary, Incentive Compensation or Director Fees shall be credited on a Deferral Election as provided in this Section 3.4(a) (or such designation does not

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comply with the terms of the Plan), such deferrals shall be credited to the Participant’s Retirement Sub-Account. Any attempt to allocate deferrals of Base Salary or Incentive Compensation to an In-Service Sub-Account with a payment date that is less than two years after the year in which the Deferral Election becomes irrevocable shall be void, and such amounts shall instead be credited to the Participant’s Retirement Sub-Account.
(d)    Form of Payment.
(i)    Retirement Sub-Account. A Participant may elect, on the first Deferral Election that he delivers to the Committee pursuant to which deferrals of Base Salary, Incentive Compensation or Director Fees are credited to the Retirement Sub-Account, to receive the Retirement Sub-Account in cash in a single lump sum or in a number of approximately equal annual installments over a specified period not exceeding ten years. The form of payment designated on that first Deferral Election will apply to all amounts credited to the Retirement Sub-Account under the Plan (including with respect to all subsequent calendar years) unless changed in accordance with the rules of Section 6.1(c):
(ii)    In-Service Sub-Account. A Participant may elect, on the first Deferral Election that he delivers to the Committee in which deferrals of Base Salary, Incentive Compensation or Director Fees are credited to an In-Service Sub-Account, to receive the In-Service Sub-Account in cash in a single lump sum or in a number of approximately equal annual installments over a specified period not exceeding five years. The form of payment designated on that first Deferral Election will apply to all amounts credited to that In-Service Sub-Account under the Plan (including with respect to all subsequent calendar years) unless changed in accordance with the rules of Section 6.1(c). A Participant may choose different forms of payment for each separate In-Service Sub-Account in accordance with this Section 3.4(b).
3.5    Duration and Cancellation of Deferral Elections.
(a)    Duration. Once irrevocable, a Deferral Election shall only be effective    for the calendar year or Performance Period with respect to which such election was timely filed with the Committee. Notwithstanding the preceding sentence, the Committee may provide, in its sole discretion, that any Deferral Elections shall apply from calendar year to calendar year, or Performance Period to Performance Period, until terminated or modified prospectively by a Participant in accordance with the terms of Section 3.2. Such “evergreen” Deferral Elections will become effective with respect to an item of Base Salary, Incentive Compensation or Director Fees on the date such election becomes irrevocable under Section 3.2. Except as provided in Section 3.4(b), a Deferral Election, once irrevocable, cannot be cancelled during a calendar year or Performance Period.
(b)    Cancellation.
(vii)    The Committee may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Participant’s

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taxable year or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 3.5(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.
(viii)    The Committee may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).
(ix)    If a Participant’s Deferral Election is cancelled with respect to a particular calendar year or Performance Period in accordance with this Section 3.5(b), he may make a new Deferral Election for a subsequent calendar year or Performance Period, as the case may be, only in accordance with Section 3.2.
3.6    Vested Interest in Deferrals. Each Participant shall at all times have a fully vested and nonforfeitable interest in his Retirement Sub-Account and his In-Service Sub- Account balance.
ARTICLE IV
COMPANY CONTRIBUTIONS
4.1    Company Contributions. For each calendar year, any entity in the Affiliated Group, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Sub-Account (“Company Contributions”), subject to the following rules:
(g)    The amount of Company Contributions credited to a Participant may be smaller or larger than an amount credited to any other Participant, and the amount credited to any Participant for a year may be zero even though one or more Participants receive a Company Contribution for that year.
(h)    The Committee shall designate at the time a Company Contribution is credited to a Participant’s Company Contribution Sub-Account whether the credit is a SERP Cash Account Credit, SERP Cash Account Transition Credit, Retirement Savings Credit, or Matching Credit, for purposes of the vesting provisions of Section 4.3.
(i)    A Participant shall become eligible to receive Matching Credits no earlier than the calendar year immediately following the calendar year in which the Payment Election becomes irrevocable as provided in Section 4.2(a).

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(j)    Unless provided otherwise by the Committee, a Participant shall not be entitled to receive a credit to his Company Contribution Sub-Account with respect to a calendar year unless he is employed by the Affiliated Group on the day that such amount is credited to his Company Contribution Sub-Account.
(k)    The Committee may not credit Company Contributions to a Participant’s Retirement Sub-Account or In-Service Sub-Accounts.
4.2    Payment Elections. Except as otherwise provided in Section 4.2(d), a Participant shall file a Payment Election for his Company Contribution Sub-Account in accordance with the following rules:
(c)    Timing; Irrevocability. The Payment Election with respect to the
Company Contribution Sub-Account shall be filed with the Committee by, and shall become irrevocable as of, December 31, 2007 (or such earlier date as specified by the Committee on the Payment Election). Once irrevocable, and except as provided in Section 10.2, a Payment Election may only be changed in accordance with Section 6.1(c).
(d)    Form of Payment. The Participant shall designate on the Payment Election whether to receive the Company Contribution Sub-Account in cash in a single lump sum or in a number of approximately equal annual installments over a specified period not exceeding ten years. The form of payment designated on that first Payment Election will apply to all amounts credited to the Company Contribution Sub-Account under the Plan (including with respect to all subsequent calendar years) unless changed in accordance with the rules of Section 6.1(c). Notwithstanding the foregoing, any amounts credited to a Participant’s Company Contribution Sub-Account pursuant to Section 4.8 of the Newell Rubbermaid Supplemental Executive Retirement Plan (or its successor), and related earnings, shall be segregated from all other amounts credited to the Company Contribution Sub-Account for bookkeeping account purposes and shall be paid in a single lump sum notwithstanding any Payment Election or Subsequent Payment Election to the contrary.
(e)    Default. To the extent that a Participant does not designate the form of payment of a Company Contribution Sub-Account on a Payment Election as provided in Section 4.2(b) (or such designation either does not comply with the terms of the Plan), such Sub-Account shall be paid in cash in a single lump sum.
(f)    Special rules for Post-2008 Participants. Notwithstanding anything contained in the Plan to the contrary, or any other plan, policy, practice or program, contract or agreement with the Company or the Affiliated Group (unless otherwise specifically provided therein in a specific reference to this Plan), a Participant whose Commencement Date is after December 31, 2008 (a “Post-2008 Participant”) shall have no right to choose a form of payment for his Company Contribution Sub-Account. Instead, the Company

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Contribution Sub-Account of a Post-2008 Participant shall be paid in cash in a single lump sum.
4.3    Vesting
(e)    SERP Cash Account Credits.
(i)    A Participant shall have a 100% vested interest in any SERP Cash Account Credits (and any related earnings) if the Participant is an Employee on or after January 1, 2014.
(ii)    If clause (a)(i) does not apply, except as provided Sections 4.3(a)(iii) and 4.3(a)(iv), a Participant shall have a vested interest in any SERP Cash Account Credits (and any related earnings) only if he has six (6) Years of Credited Service, at which time he shall acquire a ten percent (10%) vested interest therein. Upon completion of each additional Year of Credited Service, a Participant shall acquire additional vesting in the SERP Cash Account Credits (and any related earnings) according to the following schedule:

Years of Credited Service	Vested Percentage in the SERP Cash Account Credits
5 years or less	0%
6 years but less than 7 years	10%
7 years but less than 8 years	20%
8 years but less than 9 years	30%
9 years but less than 10 years	40%
10 years but less than 11 years	50%
11 years but less than 12 years	60%
12 years but less than 13 years	70%
13 years but less than 14 years	80%
14 years but less than 15 years	90%
15 or more years	100%

(iii)    If clause (a)(i) does not apply, a Participant shall become fully vested in his SERP Cash Account Credits (and any related earnings) if he remains continuously employed by the Affiliated Group until the earliest to occur of the following events: (i) the Participant’s 60th birthday; (ii) the Participant’s death; (iii) the Participant’s “disability” (as defined in the long-term disability plan of the Affiliated Group, as applicable to the Participant, or if no such plan exists, as determined by the Committee); or (iv) a change in control (as defined in the Newell Rubbermaid Inc. 2003 Stock Plan, as amended from time to time, or its successor).

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(iv)    Subject to the provisions of this Section 4.3(a)(iii), a Participant shall also become fully vested in his SERP Cash Account Credits (and any related earnings) if he remains continuously and actively employed by the Affiliated Group until the date on which (i) he is at least age 55 and (ii) the sum of his whole and fractional years of age and his whole years and fractional years of “credited service” equals or ‘exceeds 75. The term “credited service” means the amount of time the Participant spent working for the Affiliated Group (including any predecessor company or business acquired by the Affiliated Group, provided he was immediately employed by the Affiliated Group), as determined by the Company. Fractional years of age and credited service shall be determined in fully completed months, measured as each continuous period of 30 days of age or credited service. Any Participant that vests in his SERP Cash Account Credits under this Section 4.3(a)(iii) must comply with the following requirements:

(1)
The Participant must execute and deliver to the Company an agreement, in a form prescribed by the Company, that he or she will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (x) employees of the Affiliated Group; (y) customers of the Affiliated Group to purchase from another person or entity products and services that compete with those offered and provided by the Affiliated Group; and (z) suppliers of the Affiliated Group to supply another ‘ person or entity providing competitive products to the exclusion or detriment of the Affiliated Group.

(2)
The Participant must execute and deliver to the Company an agreement, in a form prescribed by the Company, that he or she will not perform the same or substantially the same job duties on behalf of a business or organization that competes with the Affiliated Group.

(3)	The Participant must execute and deliver to the Company an agreement, in a form prescribed by the Company, releasing all claims against the Affiliated Group.
Each agreement described in (1), (2) and (3) above must become effective and irrevocable in accordance with its terms no later than the first business day of the seventh month following the Participant’s Separation from Service. If the Participant fails to furnish any such agreement, or if the agreement furnished by the Participant has not become effective and irrevocable by the first business day of the seventh month after the Participant’s Separation from Service, the Participant will not be entitled to any payment of the SERP Cash Account Credits that vested as provided in this Section 4.3(a)(iii).
No Participant terminated by the Company for “Cause” shall be eligible to receive the SERP Cash Account Credits that vested as provided in this Section 4.3(a)(iii). The term “Cause” means the termination of the Participant due to unsatisfactory performance or conduct detrimental to the Company, as solely determined by the Company.
(f)    Retirement Savings Credits . A Participant shall have a fully vested and nonforfeitable interest in his Retirement Savings Credits (and any related earnings) if he

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remains continuously employed by the Affiliated Group until the earliest to occur of the following: (i) the date that the Participant has three (3) Years of Credited Service, (ii) the Participant’s death, (iii) the Participant’s termination of employment due to disability (as defined in the Newell Rubbermaid 401(k) Savings and Retirement Plan), or (iv) the Participant’s 65th birthday.
(g)    Matching Credits. Each Participant shall at all times have a fully vested and nonforfeitable interest in his Matching Credits.
(h)    Forfeiture Events for SERP Cash Account Credits and SERP Cash Account Transition Credits. Even if a Participant is vested in his SERP Cash Account Credits and SERP Cash Account Transition Credits under this Article, he shall cease to be vested, and thereafter shall not be entitled to payment of any SERP Cash Account Credits and SERP Cash Account Transition Credits (and related earnings), under any following circumstance:
(i)    At any time because of any act or failure to act on his part which constitutes fraud, misappropriation, theft or embezzlement of funds of the Company or a member of the Affiliated Group or an intentional breach of fiduciary duty, including a breach of the Company or the Affiliated Group’s Code of Business Conduct involving the Company or a member of the Affiliated Group.
(ii)    At any time he engages in competition with, or work for another business entity in competition with, the Company or a member of the Affiliated Group in the areas that it serves.
(iii)    At any time he makes any unauthorized disclosure of any trade or business secrets or privileged information acquired during his employment with the Company or any member of the Affiliated Group.
(iv)    At any time he is convicted of a felony connected with his employment by the Company or any member of the Affiliated Group.
(v)    At any time he made a material misrepresentation in any form or document provided by him to or for the benefit of the Company or any member of the Affiliated Group.
In the event a Participant ceases to be vested under this Section, or fails to comply with the agreements in Section 4.3(a)(iii)(l), (2) or (3), and he has received payment of SERP Cash Account Credits from the Plan (including a lump sum payment), the Participant (or, if applicable, his Beneficiary) shall repay to the Company the full amount of the SERP Cash Account Credits previously received (with interest based on the interest rate(s) under the definition of “Actuarial Assumptions” contained in the Newell Rubbermaid Supplemental Executive Retirement Plan) within 30 days of written demand by the Committee. The foregoing written demand shall contain the forfeiture event or agreement violated by the Participant, the factual circumstances supporting such

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violation and his appeal rights under Section 7.3. Following repayment, the Participant may appeal the forfeiture of his SERP Cash Account Credits pursuant to Section 7.3.
(e)    SERP Cash Account Transition Credits. A Participant shall have a 100% vested interest in any SERP Cash Account Transition Credits (and any related earnings) if the Participant remains continuously employed by the Affiliated Group from April 1, 2013 until the earliest to occur of the following: (i) March 31, 2016, (ii) the Participant’s death, (iii) the Participant’s “disability” (as defined in the long-term disability plan of the Affiliated Group, as applicable to the Participant, or if no such plan exists, as determined by the Committee), or (iv) a change in control (as defined in the Newell Rubbermaid Inc. 2003 Stock Plan, as amended from time to time, or its successor).
ARTICLE V
CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS
To the extent provided by the Committee in its sole discretion, each Participant’s Account will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment deferral crediting options and procedures established from time to time by the Committee. The Committee specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. By electing to defer any amount under the Plan (or by receiving or accepting any benefit under the Plan), each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Committee in its sole discretion.
ARTICLE VI
PAYMENTS
6.1    Date of Payment of Sub-Accounts. Except as otherwise provided in this Article VI, a Participant’s Sub-Accounts shall commence to be paid as follows:
(i)    Retirement Sub-Account; Company Contribution Sub-Account. The amounts credited to a Participant’s Retirement Sub-Account and the vested amounts credited to a Participant’s Company Contribution Sub-Account shall commence to be paid in the calendar year next following the calendar year of the Participant’s Separation from Service in accordance with the following rules: (i) if the Separation from Service occurs on or after January 1 of a calendar year but before July 1 of the year, then payment shall commence on the first business day of January of the calendar year next following the calendar year in which the Separation from Service occurs; and (ii) if the Separation from Service occurs on or after July 1 of a calendar year, then payment shall commence on the first business day of

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July of the calendar year next following the calendar year in which the Separation from Service occurs. If a Participant Separates from Service on or after attaining age 55, then the amounts credited to his Retirement Sub-Account shall be paid in the form of payment selected by the Participant in accordance with Section 3.4(b) and the vested amounts credited to the Company Contribution Sub-Account shall be paid in the form of payment selected by the Participant in accordance with Section 4.2 (or, with respect to Post-2008 Participants, in a single lump sum as provided in Section 4.2(d)). If a Participant Separates from Service prior to attaining age 55, then the amounts credited to his Retirement Sub-Account and the vested amounts credited to his Company Contribution Sub-Account shall be paid in a single lump sum. Subject to Section 6.2, the Committee has the discretion to establish administrative procedures for designating the date within the applicable calendar year upon which payments shall commence.
(j)    In-Service Sub-Account.
(i)    In general, the vested amounts credited to a Participant’s In-Service Sub-Account shall commence to be paid in January of the year specified by the Participant for such Sub-Account in accordance with Section 3.4(a). Each In-Service Sub-Account shall be paid in the form of payment selected by the Participant with respect to that In-Service Sub-Account in accordance with Section 3.4(b)(ii).
(ii)    (    If a Participant’s Separation from Service occurs after payment of his In-Service Sub-Account has commenced, the remaining balance of his In-Service Sub-Account will continue to be paid to him in accordance with the payment schedule that has already commenced. If, however, a Participant’s Separation from Service occurs prior to the commencement of one or more In-Service Sub-Accounts, then amounts credited to such In-Service Sub-Accounts shall immediately be transferred to the Participant’s Retirement Sub-Account and payment of the transferred amounts shall thereafter be governed by the terms and conditions applicable to the Retirement Sub-Account, including, without limitation, Section 6.2.
(k)    Subsequent Payment Elections. A Participant may elect on a form provided by the Committee to change the time and or form of payment with respect to one or more of his Sub-Accounts (a “Subsequent Payment Election”). The Subsequent Payment Election shall become irrevocable upon receipt by the Committee and shall be made in accordance with the following rules:
(i)    In General. The Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which it is accepted by the Committee. The Subsequent Payment Election most recently accepted by the Committee and that satisfies the requirements of this Section 6.1(c) shall govern the payout of the Sub-Accounts notwithstanding anything contained in Section 6.1(a) or (b) to the contrary.

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(ii)    Retirement Sub Account; Company Contribution Sub-Account. A Participant may make a one-time election to change the form of payment of his Retirement Sub-Account and a one-time election to change the form of payment of his Company Contribution Sub-Account to a form otherwise permitted under the Plan. Except in the event of the death or Unforeseeable Emergency of the Participant, the payment of such Sub-Account will be delayed until the fifth (5th) anniversary of the first day of the calendar year within which the Sub-Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section, on the fifth (5th) anniversary of the first day of the calendar year within which the first installment payment was scheduled to be made).
(iii)    In-Service Sub-Account. A Participant may make one or more elections to delay the payment date or change the form of payment of one or more In-Service Sub-Account(s) to a payment date or form permitted for In-Service Sub-Accounts under the Plan. Such Subsequent Payment Election must be filed with the Committee at least twelve (12) months prior to the first day of the calendar year within which the Sub-Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least twelve (12) months from the first day of the calendar year within which the first installment payment was scheduled to be made). On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five (5) years after the first day) of the calendar year within which the Sub-Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least five (5) years from the first day of the calendar year within which the first installment payment was scheduled to be made).
(iv)    Acceleration Prohibited. The Committee shall disregard any Subsequent Payment Election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.
(l)    Calculation of Installment Payments. In the event that a Sub-Account is paid in installments: (i) the first installment shall commence on the date specified in Section 6.1 (subject to Section 6.2), and each subsequent installment shall be paid on the commencement anniversary date until the Sub-Account has been fully paid; (ii) the amount of each installment shall equal the quotient obtained by dividing the Participant’s vested Sub-Account balance as of the end of the month immediately preceding the month of such installment payment by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such Sub-Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article V. By way of example, if the Participant elects to receive payments of a Sub-Account in equal annual installments over a period of ten (10) years, the first payment shall equal 1/10 of the vested Sub-Account balance, calculated as described in this Section 6.1(d). The following year, the payment shall be 1/9 of the vested Sub-Account balance, calculated as described in this Section 6,1(d). Notwithstanding the foregoing, in the event that a Sub-Account is paid in installments and the balance of the remaining amounts to be paid in installments falls below $25,000 (as of the date that the installment payments commence to be paid or on any measurement date

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thereafter as set forth in (ii) above), then the remaining installments shall be paid to the Participant in a single lump sum within 30 days.
6.2    Mandatory Six-Month Delay. Except as otherwise provided in Sections 6.6(a), 6.6(b) and 6.6(c), in no event may payments from a Retirement Sub-Account or Company Contribution Sub-Account commence prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death).
6.3    Death of Participant.
(a)    Each Participant shall file a Beneficiary Designation Form with the Committee at the time the Participant files an initial Deferral Election. A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 6.3(a), then his Beneficiary shall be his estate.
(b)    In the event of the Participant’s death, the remaining amount of the Participant’s vested Sub-Accounts shall be paid to the Beneficiary or Beneficiaries designated on a Beneficiary Designation Form, in accordance with the following rules: (i) if a Participant dies after payment of a Sub-Account has commenced, the remaining balance of such Sub-Account will continue to be paid to his Beneficiary or Beneficiaries in accordance with the payment schedule that has already commenced; and (ii) if a Participant dies before payments from a Sub-Account have commenced, such Sub-Account will be paid to his Beneficiary or Beneficiaries in accordance with the rules of Section 6.1.
6.4    Change in Control. Notwithstanding any Payment Election to the contrary, if a Change in Control occurs and a Participant incurs a Separation from Service during the period beginning on the date of the Change in Control and ending on the second anniversary of the Change in Control, then the remaining amount of the Participant’s vested Account shall be paid to the Participant or his Beneficiary in a single lump sum on the first business day of the seventh month following the Participant’s Separation from. Service (or if earlier, upon the Participant’s death),
6.5    Withdrawal Due to Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of his Account in a lump sum if he experiences an Unforeseeable Emergency. The Committee shall have the sole discretion to determine whether to grant such a request and the amount to be paid pursuant to such request.
(a)    Determination of Unforeseeable Emergency. Whether a Participant is faced with an unforeseeable emergency permitting a payment under this Section 6.5 is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such

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emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available if the Plan provides for cancellation of a Deferral Election upon a payment due to an Unforeseeable Emergency. However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A of the Code.
(b)    Payment of Account. Payment shall be made within thirty (30) days following the determination by the Committee that a withdrawal will be permitted under this Section 6.5, or such later date as may be required under Section 6.2.
6.6    Discretionary Acceleration of Payments. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.
(a)    Domestic Relations Orders. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).
(b)    Conflicts of Interest. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).
(c)    Employment Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code,

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or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.
(d)    Limited Cash-Outs. Subject to Section 6.2, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.
(e)    Payment Upon Income Inclusion Under Section 409A. Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.
(f)    Certain Payments to Avoid a Nonallocation Year Under Section 409(p). Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.
(g)    Payment of State, Local, or Foreign Taxes. Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to

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pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.
(h)    Certain Offsets. Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
(i)    Bona Fide Disputes as to a Right to a Payment. Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.
(j)    Plan Terminations and Liquidations. Subject to Section 6.2, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 8.2.
(k)    Other Events and Conditions. Subject to Section 6.2, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
Except as otherwise specifically provided in this Plan, including but not limited to Section 3.5(b), Section 6.1(c), this Section 6.6 and Section 8.2, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.
6.7    Delay of Payments. To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:
(a)    Payments Subject to Section 162(m). A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the

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application of Section 162(m) of the Code. If a payment is delayed pursuant to this Section 6.7(a), then the payment must be made either (i) during the Company’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant’s Separation from Service (the “six month anniversary”) and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary. Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The Committee may not provide the Participant an election with respect to the timing of the payment under this Section 6.7(a). For purposes of this Section 6.7(a), the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.
(b)    Federal Securities Laws or Other Applicable Law. A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
(c)    Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
6.8    Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is administratively possible to make payment on the date (or within the periods) specified in this Article VI, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.
6.9    Discharge of Obligations. The payment to a Participant or his Beneficiary of a his Sub-Account in a single lump sum or the number of installments elected by the Participant pursuant to this Article VI shall discharge all obligations of the Affiliated Group to such Participant or Beneficiary under the Plan with respect to that Sub-Account.
ARTICLE VII
ADMINISTRATION

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7.1    General. The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. In general, the Committee shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Committee shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken-and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries.
7.2    Compliance with Section 409A of the Code.
(c)    It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.
(d)    Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed, Neither the Company, the other members of the Affiliated Group, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.
(e)    Any reference in this Plan to Seetion’409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.
7.3    Claims Procedure.
(a)    Any Participant or Beneficiary (a “Claimant”) who believes that he is entitled to a benefit under the Plan which he has not received may submit a claim to the Committee. Claims for benefits under this Plan shall be made in writing, signed by the Claimant or his authorized representative, and must specify the basis of the Claimant’s complaint and the

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facts upon which he relies in making such claim. A claim shall be deemed filed when received by the Committee.
(b)    In the event a claim for benefits is wholly or partially denied by the Committee, the Committee shall notify the Claimant in writing of the denial of the claim within a reasonable period of time, but not later than ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing, in which case the ninety (90) day period may be extended to 180 days. The Committee shall notify the Claimant in writing of any such extension. A notice of denial shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (a) the specific reason or reasons for denial of the claim; (b) a specific reference to the pertinent Plan provisions upon which the denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s review procedure.
(c)    Within sixty (60) days of the receipt by the Claimant of the written notice of denial of the claim, the Claimant may appeal by filing with the Committee a written request for a full and fair review of the denial of the Claimant’s claim for benefits. Appeal requests under this Plan shall be made in writing, signed by the Claimant or his authorized representative, and must specify the basis of the Claimant’s complaint and the facts upon which he relies in making such appeal. An appeal request shall be deemed filed when received by the Committee.
(d)    The Committee shall render a decision on the claim appeal promptly, but not later than sixty (60) days after the receipt of the Claimant’s request for review, unless special circumstances (such as the need to hold a hearing, if necessary), require an extension of time for processing, in which case the sixty (60) day period may be extended to 120 days. The Committee shall notify the Claimant in writing of any such extension. The decision upon review shall be written in a manner reasonably calculated to be understood by the Claimant, and shall contain (a) the specific reason or reasons for denial of the claim; (b) a specific reference to the pertinent Plan provisions upon which the denial is based; (c) a statement that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (d) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, if the adverse benefit determination is sustained on appeal.
(e)    No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrative appeal process. Any lawsuit must be filed no later than the earlier of one year after the Claimant’s claim for benefit was denied or the date the cause of action first arose.
ARTICLE VIII
AMENDMENT AND TERMINATION

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8.1    Amendment. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board. Moreover, the Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan to the Company. In no event shall any such action by the Board or Committee adversely affect any Participant or Beneficiary who has an Account (to the extent vested), or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Deferral Elections, Payment Elections and Subsequent Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.
8.2    Payments Upon Termination of Plan. In the event that the Plan is terminated, the vested amounts allocated to a Participant’s Sub-Accounts shall be distributed to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and to the extent permitted under Section 409A of the Code, the Company, by action taken by its Board or its designee, may terminate the Plan and accelerate the payment of the vested Account subject to the following conditions and Section 6.2:
(f)    Company’s Discretion. The termination does not occur “proximate to a downturn in the financial health” of the Company (within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)), and all other arrangements required to be aggregated with the Plan under Section 409A of the Code are also terminated and liquidated. In such event, the entire vested Account shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no earlier than twelve (12) months, and no later than twenty-four (24) months, after the date the Board or its designee irrevocably approves the termination of the Plan. Notwithstanding the foregoing, any payment that would otherwise be paid pursuant to the terms of the Plan prior to the twelve (12) month anniversary of the date that the Board or its designee irrevocably approves the termination shall continue to be paid in accordance with the terms of the Plan. If the Plan is terminated pursuant to this Section 8.2(a), the Company shall be prohibited from adopting a new plan or arrangement that would be aggregated with this Plan under Section 409A of the Code within three (3) years following the date that the Board or its designee irrevocably approves the determination and liquidation of the Plan.
(g)    Change in Control. The termination occurs pursuant to an irrevocable action of the Board or its designee that is taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control, and all other plans sponsored by the Company (determined immediately after the Change in Control) that are required to be

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aggregated with this Plan under Section 409A of the Code are also terminated with respect to each participant therein who experienced the Change in Control (“Change in Control Participant”). In such event, the vested Account of each Participant under the Plan and each Change in Control Participant under all aggregated plans shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made no later than twelve (12) months after the date that the Board or its designee irrevocably approves the termination.
(h)    Dissolution: Bankruptcy Court Order. The termination occurs within twelve (12) months after a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the vested Account of each Participant shall be paid at the time and pursuant to the schedule specified by the Committee, so long as all payments are required to be made by the latest of: (A) the end of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.
(i)    Transition Relief. The termination occurs during calendar year 2008 pursuant to the terms and conditions of the transition relief set forth in Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code. In such event, the vested Account of each Participant shall be paid at the time and pursuant to the schedule specified by the Committee, subject to the following rules: (i) any payment that would otherwise be paid during 2008 pursuant to the terms of the Plan shall be paid in accordance with such terms, and (ii) any payment that would otherwise be paid after 2009 pursuant to the terms of the Plan shall not be accelerated into 2008.
(j)    Other Events. The termination occurs upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
The provisions of paragraphs (a), (b), (c) and (e) of this Section 8.2 are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly. The term “Company” as used in paragraphs (a) and (b) of this Section 8.2 shall include the Company and any entity which would be considered to be a single employer with the Company under Code Sections 414(b) or Section 414(c).
ARTICLE IX
MISCELLANEOUS
9.1    Non-alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject

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to Section 6.6(a), the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.
9.2    Participation by Employees of Affiliated Group Members. Any member of the Affiliated Group may, by action of its board of directors or equivalent governing body and with the consent of the Company’s Board of Directors, adopt the Plan; provided that the Company’s Board of Directors may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate. An Eligible Employee who is • employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company. The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to Base Salary, Incentive Compensation or Director Fees that would have been paid by such participating member in the absence of deferral pursuant to the Plan, unless the Board otherwise determines that the Company shall be the obligor.
9.3    Interest of Participant.
(l)    The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group’s obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group.
(m)    In the event that, in the sole discretion of the Committee, the Company and/or the other members of the Affiliated Group purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or the other members of the Affiliated Group to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds Therefr6m. The Company and/or the other members of the Affiliated Group shall be the sole owner and beneficiary of any such policy or policies and, as such,

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shall possess and may exercise all incidents of ownership therein. A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.
9.4    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, film or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the teens and provisions of the Plan.
9.5    Severability. The invalidity and =enforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.
9.6    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.
9.7    Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Committee for purposes of the Plan.
9.8    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.
9.9    Withholding of Taxes. Subject to Section 6.6, to the extent required by the law in effect at the time payments are made, the Affiliated Group may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required. The Affiliated Group shall have the right in its sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Affiliated Group may be required to withhold with respect to amounts that the Company credits to a Participant’s Account or (ii) deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant’s Account.

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9.10    Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or m and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.
9.11    Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.
9.12    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.
ARTICLE X
PRIOR PLAN AND TRANSITION RULES
10.1    Prior Plan.
(c)    Any “amounts deferred” (within the meaning of Section 409A of the Code) in taxable years beginning before January 1, 2005 and credited to either a retirement sub-account or an in-service sub-account under the Prior Plan, and any earnings thereon, shall be governed by the terms of the Prior Plan as in effect on October 3, 2004, and it is intended that such amounts and any earnings thereon be exempt from the application of Section 409A of the Code. Immediately prior to the January 1, 2008, the Prior Plan was frozen, and neither the Company, its Affiliated Group nor any individual shall make or permit to be made any additional contributions or deferrals under the Prior Plan (other than earnings) on or after January 1, 2008. Nothing contained herein is intended to materially enhance a benefit or right existing under the Prior Plan as of October 3, 2004 or add a new material benefit or right to such Prior Plan.
(d)    Any “amounts deferred” (within the meaning of Section 409A of the Code) in taxable years beginning on or after January 1, 2005 and credited to either a retirement sub-account or an in-service sub-account under the Prior Plan, and any earnings thereon, shall be governed by the terms and conditions of the Plan, and it is intended that such amounts and any earnings thereon be subject to the application of Section 409A of the Code.
(e)    Any amounts credited to a SERP cash sub-account under the Prior Plan (regardless of when credited), and any earnings thereon, shall be governed by the terms and

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conditions of the Plan and considered SERP Cash Account credits for purposes of the vesting provisions of Section 4.3. It is intended that such amounts and any earnings thereon be subject to the application of Section 409A of the Code.
(f)    The amounts described in Sections 10.1(b) and (c) shall be the Assumed Amounts. The Committee shall transfer all of the Assumed Amounts from the Prior Plan to this Plan and credit those amounts to the appropriate Sub-Accounts under this Plan, as selected by the Committee in its sole discretion, on or before December 31, 2007. As a result of such transfer and crediting, all of the Company’s obligations and Participant’s rights with respect to the Assumed Amounts under the Prior Plan shall automatically be extinguished and become obligations and rights under this Plan without further action.
10.2    Transition Relief for Payment Elections. A Participant designated by the Committee may, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2008) elect on a form provided by the Committee to (i) change the date of payment of his Sub-Accounts to a date otherwise permitted for that Sub-Account under the Plan; or (ii) change the form of payment of his Sub-Accounts to a form of payment otherwise permitted for that Sub-Account under the Plan, without complying with the special timing requirements of Section 6.1(c). The Committee may also take any action that it deems necessary, in its sole discretion, to amend prior Payment Elections of a Participant, without the Participant’s consent, to conform such elections to the terms of this Plan. A Participant designated by the Committee may, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2008) elect on a form provided by the Committee to defer any Incentive Compensation designated by the Committee in its sole discretion without complying with the special timing requirements for Deferral Elections under Article III. Any change or election described in this Section 10.2 shall be subject to such terms and conditions as the Committee may specify in its sole discretion. This Section 10.2 is intended to comply with the requirements of Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent.
*    *    *

NEWELL RUBBERMAID INC.

By: /s/ James M. Sweet              Date August 5, 2013

Title: Executive Vice President – Human Resources

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